Exhibit 99.1

FOR IMMEDIATE RELEASE
January 19, 2011

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS 32% INCREASE IN 2010 EARNINGS

Earnings Summary
(in thousands except per share data)	4Q 2010	3Q 2010	4Q 2009	Year 2010	Year 2009
Net income	$9,240	$8,450	$6,958	$33,034	$25,059
Earnings per share	$0.61	$0.55	$0.46	$2.17	$1.66
Earnings per share—diluted	$0.60	$0.55	$0.46	$2.16	$1.65

Return on average assets	1.11%	1.04%	0.90%	1.03%	0.82%
Return on average equity	10.71%	9.95%	8.58%	9.90%	7.89%
Efficiency ratio	58.50%	59.52%	60.74%	59.45%	63.56%
Tangible common equity	8.27%	8.58%	8.47%	8.27%	8.47%

Dividends declared per share	$0.305	$0.305	$0.30	$1.21	$1.20
Book value per share	$22.16	$22.10	$21.17	$22.16	$21.17

Weighted average shares	15,265	15,239	15,168	15,234	15,129
Weighted average shares—diluted	15,294	15,275	15,200	15,259	15,169

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings increased 32.8% for the fourth quarter 2010 to $9.2 million, or $0.61 per basic share, compared to $7.0 million, or $0.46 per basic share, earned during the fourth quarter of 2009 and 9.4% from the $8.5 million, or $0.55 per basic share, earned during the quarter ended September 30, 2010.  Earnings for the year ended December 31, 2010 increased 31.8% to $33.0 million, or $2.17 per basic share, compared to $25.1 million, or $1.66 per basic share, for the year ended December 31, 2009.

CTBI continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On December 31, 2010, our Tangible Common Equity/Tangible Assets Ratio remains strong at 8.27%, our Tier 1 Leverage Ratio of 10.16% was 516 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 12.90% was 690 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.10% was 410 basis points higher than the 10.00% regulatory requirement for this designation.

Fourth Quarter and Year 2010 Highlights

❖
CTBI completed the acquisition of LaFollette First National Corporation and First National Bank of LaFollette, the wholly-owned subsidiary of LaFollette Corporation (“LaFollette”), on November 17, 2010.

❖
CTBI's quarterly basic earnings per share increased $0.15 per share from fourth quarter 2009 and $0.06 per share from third quarter 2010.  Basic earnings per share for the year 2010 increased $0.51 per share from prior year.  Earnings for the year 2010 were positively impacted by increased net interest income and decreased provision for loan loss, partially offset by decreased noninterest income and increased noninterest expense.  The acquisition of LaFollette increased earnings by $0.02 per basic share.

❖
CTBI experienced significant improvement in our net interest margin year over year increasing from 3.77% for the year ended December 31, 2009 to 4.07% for the year ended December 31, 2010 as deposit expense decreased significantly.

❖
As problem loans continued to work through the collection process, nonperforming loans increased from the $41.3 million at December 31, 2009 and $56.6 million at September 30, 2010 to $61.9 million at December 31, 2010.  December 31, 2010 information includes $2.1 million in nonperforming loans for First National Bank of LaFollette.  The linked quarter increase in nonperforming loans was in the nonaccrual classification.  Nonperforming assets increased $26.1 million from prior year fourth quarter and $7.1 million from prior quarter-end.

❖
The loan loss provision for the quarter decreased $1.2 million from prior year same quarter but increased $0.3 million from prior quarter.  The loan loss provision for the year ended December 31, 2010 decreased $1.0 million from prior year.

❖
Net loan charge-offs for the quarter ended December 31, 2010 of $3.4 million, or 0.54% of average loans annualized, was a decrease from the $4.5 million, or 0.73%, experienced for the fourth quarter 2009 and from prior quarter’s $5.6 million, or 0.91%.  Net loan charge-offs for the year 2010 decreased from $15.6 million for the year 2009 to $14.3 million for the year 2010.

❖
Our loan loss reserve as a percentage of total loans outstanding at December 31, 2010 was 1.34% compared to 1.34% at December 31, 2009 and 1.40% at September 30, 2010.  Generally accepted accounting principles require that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of the acquisition date and prohibits any carryover of an allowance for credit losses.  Excluding amounts related to loans obtained in the fourth quarter 2010 acquisition of LaFollette, the allowance-to-legacy loan ratio was 1.40% and 1.34%, respectively, at December 31, 2010 and 2009, and 1.40% at September 30, 2010.

❖
Noninterest income increased for the quarter ended December 31, 2010 compared to same period 2009 and prior quarter as a result of a $0.4 million increase in the fair value of our mortgage servicing rights during the fourth quarter 2010.  Noninterest income for the year 2010 decreased $0.5 million from prior year due to declines in gains on sales of loans and the fair value of our mortgage servicing rights, partially offset by increases in trust and brokerage revenue and deposit service charges.

❖	Our loan portfolio increased $169.4 million year over year and $159.7 million during the quarter, including a $119.1 million increase resulting from the acquisition of LaFollette.

❖	Our investment portfolio increased $55.8 million from prior year and $6.4 million during the quarter, including the $29.2 million increase from the LaFollette acquisition.

❖
Our tangible common equity/tangible assets ratio remains strong at 8.27%.  The acquisition of LaFollette was an all cash transaction and decreased our tangible common equity/tangible assets ratio by 56 basis points.

Net Interest Income

CTBI saw improvement in its net interest margin of 30 basis points for the year 2010 and 9 basis points for the fourth quarter 2010 compared to 2009, and a 20 basis point improvement from prior quarter.  Net interest income for the quarter increased 9.3% from prior year fourth quarter and 6.4% from prior quarter with average earning assets increasing 7.0% and 1.5%, respectively, for the same periods.  The yield on average earning assets decreased 28 basis points from prior year fourth quarter but improved 5 basis points from prior quarter.  The cost of interest bearing funds decreased 46 basis points and 18 basis points, respectively, for the same periods.  The decrease in the cost of interest bearing funds was primarily the result of the repricing of our CD products which decreased 27 basis points during the quarter.  Net interest income for the year ended December 31, 2010 increased 13.0% from prior year.

Noninterest Income

Noninterest income for the quarter ended December 31, 2010 increased 5.3% and 4.2% from prior year fourth quarter and prior quarter, respectively.  The quarterly increase was primarily a result of a $0.4 million increase in the fair value of our mortgage servicing rights during the fourth quarter 2010.  Noninterest income for the year 2010 declined 1.2% from prior year.  The decrease in noninterest income was significantly impacted by decreased gains on sales of loans as 2009 was a period of significant refinancing of residential real estate loans, as well as a $0.8 million decline in the fair value of our mortgage servicing rights.  The decline in these noninterest income sources was partially offset by increases in trust and brokerage revenue and deposit service charges.

Noninterest Expense

Noninterest expense for the quarter increased 4.6% from prior year fourth quarter and 4.0% from prior quarter.  Noninterest expense for the year 2010 increased 2.4% from 2009 as increased personnel expenses were partially offset by a decrease in FDIC insurance premiums and special assessment.

Balance Sheet Review

CTBI’s total assets at $3.4 billion increased $269.2 million, or 8.7%, from the fourth quarter 2009 and $124.1 million, or 3.8%, during the quarter, including an increase of $193.7 million from the acquisition of LaFollette.  Loans outstanding at December 31, 2010 were $2.6 billion, increasing $169.4 million, or 7.0%, year over year and $159.7 million, or 6.5%, during the quarter, including a $119.1 million increase resulting from the acquisition of LaFollette.  Loan growth of $102.3 million in the commercial loan portfolio and $103.2 million in the residential loan portfolio was partially offset by a decline in the consumer loan portfolio of $36.1 million.  CTBI's investment portfolio increased $55.8 million, or 19.6%, from prior year and $6.4 million, or 1.9%, during the quarter, including the $29.2 million increase from LaFollette.  Deposits, including repurchase agreements, at $2.9 billion increased $251.7 million, or 9.5%, from December 31, 2009 and $130.9 million, or 4.7%, from prior quarter, including $174.5 million from the acquisition of LaFollette.

Shareholders’ equity at December 31, 2010 was $338.6 million compared to $321.5 million at December 31, 2009 and $336.8 million at September 30, 2010.  CTBI's annualized dividend yield to shareholders as of December 31, 2010 was 4.21%.

Asset Quality

CTBI's total nonperforming loans were $61.9 million at December 31, 2010, an increase from the $41.3 million at December 31, 2009 and the $56.6 million at September 30, 2010.  Nonperforming loans include an increase of $2.1 million from the acquisition of LaFollette.  The quarter over quarter increase in nonperforming loans is primarily attributable to three large commercial credits.  One is an automobile floor plan and two are motel loans.  Specific reserves of $2.9 million have been established for two of these loans.  Loans 30-89 days past due at $28.9 million increased from the $24.8 million at December 31, 2009 but declined from the $29.9 million from prior quarter, including a $3.7 million increase from the LaFollette acquisition.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties increased to $42.9 million for the fourth quarter 2010 compared to $37.3 million at December 31, 2009 and $41.1 million at September 30, 2010.  The increase in foreclosed properties includes $2.8 million from the acquisition of LaFollette.  Sales of foreclosed properties for the year ended December 31, 2010 totaled $8.4 million while new foreclosed properties totaled $11.7 million.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.

Net loan charge-offs for the quarter were $3.4 million, or 0.54% of average loans annualized, a decrease from prior year fourth quarter's $4.5 million or 0.73% and prior quarter’s $5.6 million or 0.91%.  Of the total net charge-offs for the quarter, $2.5 million was in commercial loans, $0.5 million was in indirect auto loans, and $0.04 million was in residential real estate mortgage loans.  Allocations to loan loss reserves were $4.0 million for the quarter ended December 31, 2010 compared to $5.2 million for the quarter ended December 31, 2009 and $3.7 million for the quarter ended September 30, 2010.  Our loan loss reserve as a percentage of total loans outstanding at December 31, 2010 was 1.34% compared to 1.34% at December 31, 2009 and 1.40% at September 30, 2010.  Generally accepted accounting principles require that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of the acquisition date and prohibits any carryover of an allowance for credit losses.  Excluding amounts related to loans obtained in the fourth quarter 2010 acquisition of LaFollette, the allowance-to-legacy loan ratio was 1.40% and 1.34%, respectively, at December 31, 2010 and 2009, and 1.40% at September 30, 2010.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.4 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2010
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest income	$39,255	$38,315	$38,693	$154,511	$153,050
Interest expense	8,001	8,938	10,111	35,257	47,540
Net interest income	31,254	29,377	28,582	119,254	105,510
Loan loss provision	3,980	3,676	5,193	16,484	17,468

Gains on sales of loans	288	575	743	1,642	4,324
Deposit service charges	6,089	5,920	5,783	23,255	21,970
Trust revenue	1,472	1,492	1,291	5,846	5,047
Loan related fees	1,499	862	1,050	3,247	3,817
Securities gains	-	-	140	-	654
Other noninterest income	1,698	1,748	1,479	6,936	5,608
Total noninterest income	11,046	10,597	10,486	40,926	41,420

Personnel expense	12,627	11,560	11,347	47,264	43,561
Occupancy and equipment	2,823	2,675	2,661	10,923	11,515
FDIC insurance premiums	1,153	1,118	963	4,410	5,795
Amortization of core deposit intangible	40	72	158	430	634
Other noninterest expense	8,313	8,573	8,718	33,023	32,296
Total noninterest expense	24,956	23,998	23,847	96,050	93,801

Net income before taxes	13,364	12,300	10,028	47,646	35,661
Income taxes	4,124	3,850	3,070	14,612	10,602
Net income	$9,240	$8,450	$6,958	$33,034	$25,059

Memo: TEQ interest income	$39,610	$38,659	$39,023	$155,887	$154,344

Average shares outstanding	15,265	15,239	15,168	15,234	15,129
Diluted average shares outstanding	15,294	15,275	15,200	15,259	15,169
Basic earnings per share	$0.61	$0.55	$0.46	$2.17	$1.66
Diluted earnings per share	$0.60	$0.55	$0.46	$2.16	$1.65
Dividends per share	$0.305	$0.305	$0.30	$1.21	$1.20

Average balances:
Loans, net of unearned income	$2,525,256	$2,441,432	$2,432,234	$2,461,225	$2,383,875
Earning assets	3,025,155	2,981,517	2,828,169	2,961,971	2,830,701
Total assets	3,295,719	3,238,075	3,067,154	3,220,087	3,047,100
Deposits	2,634,055	2,588,941	2,441,057	2,574,961	2,409,848
Interest bearing liabilities	2,392,413	2,347,844	2,235,089	2,341,272	2,226,765
Shareholders' equity	342,380	336,772	321,688	333,645	317,711

Performance ratios:
Return on average assets	1.11%	1.04%	0.90%	1.03%	0.82%
Return on average equity	10.71%	9.95%	8.58%	9.90%	7.89%
Yield on average earning assets (tax equivalent)	5.19%	5.14%	5.47%	5.26%	5.45%
Cost of interest bearing funds (tax equivalent)	1.33%	1.51%	1.79%	1.51%	2.13%
Net interest margin (tax equivalent)	4.15%	3.95%	4.06%	4.07%	3.77%
Efficiency ratio (tax equivalent)	58.50%	59.52%	60.74%	59.45%	63.56%

Loan charge-offs	$4,254	$6,449	$5,302	$17,636	$18,859
Recoveries	(841)	(855)	(795)	(3,314)	(3,213)
Net charge-offs	$3,413	$5,594	$4,507	$14,322	$15,646

Market Price:
High	$29.91	$28.00	$27.08	$31.56	$37.17
Low	26.52	24.50	22.41	22.15	22.41
Close	28.96	27.09	24.45	28.96	24.45

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2010
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2010	September 30, 2010	December 31, 2009
Assets:
Loans, net of unearned	$2,605,180	$2,445,507	$2,435,760
Loan loss reserve	(34,805)	(34,238)	(32,643)
Net loans	2,570,375	2,411,269	2,403,117
Loans held for sale	455	1,223	1,818
Securities AFS	338,675	332,235	270,237
Securities HTM	1,662	1,662	14,336
Other equity investments	30,107	29,057	29,048
Other earning assets	113,037	157,258	81,360
Cash and due from banks	62,559	71,149	62,720
Premises and equipment	55,343	47,805	49,242
Goodwill and core deposit intangible	66,487	65,318	65,707
Other assets	117,172	114,764	109,074
Total Assets	$3,355,872	$3,231,740	$3,086,659

Liabilities and Equity:
NOW accounts	$33,641	$19,500	$17,389
Savings deposits	679,755	635,056	638,250
CD's >=$100,000	609,930	583,884	516,445
Other time deposits	857,313	817,796	799,316
Total interest bearing deposits	2,180,639	2,056,236	1,971,400
Noninterest bearing deposits	525,478	519,059	490,809
Total deposits	2,706,117	2,575,295	2,462,209
Repurchase agreements	188,275	188,164	180,471
Other interest bearing liabilities	92,259	94,047	94,217
Noninterest bearing liabilities	30,583	37,390	28,305
Total liabilities	3,017,234	2,894,896	2,765,202
Shareholders' equity	338,638	336,844	321,457
Total Liabilities and Equity	$3,355,872	$3,231,740	$3,086,659

Ending shares outstanding	15,282	15,239	15,184
Memo: Market value of HTM securities	$1,662	$1,667	$14,435

30 - 89 days past due loans	$28,935	$29,935	$24,774
90 days past due loans	17,997	20,252	9,067
Nonaccrual loans	43,923	36,329	32,247
Restructured loans (excluding 90 days past due and nonaccrual)	5,690	6,377	-
Foreclosed properties	42,935	41,083	37,333
Other repossessed assets	129	193	276

Tier 1 leverage ratio	10.16%	10.22%	10.38%
Tier 1 risk based ratio	12.90%	13.37%	12.90%
Total risk based ratio	14.10%	14.62%	14.15%
Tangible equity to tangible assets ratio	8.27%	8.58%	8.47%
FTE employees	1,041	980	982

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2010
(in thousands except per share data and # of employees)
Community Trust Bancorp, Inc. reported earnings for the three and twelve months ending December 31, 2010 and 2009 as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Net income	$9,240	$6,958	$33,034	$25,059

Basic earnings per share	$0.61	$0.46	$2.17	$1.66

Diluted earnings per share	$0.60	$0.46	$2.16	$1.65

Average shares outstanding	15,265	15,168	15,234	15,129

Total assets (end of period)	$3,355,872	$3,086,659

Return on average equity	10.71%	8.58%	9.90%	7.89%

Return on average assets	1.11%	0.90%	1.03%	0.82%

Provision for loan losses	$3,980	$5,193	$16,484	$17,468

Gains on sales of loans	$288	$743	$1,642	$4,324